Exhibit 1.01

Invacare Corporation
Conflict Minerals Report
For The Year Ended December 31, 2017

This report for the year ended December 31, 2017 is provided pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Rule”). This report has been prepared by Invacare Corporation (herein referred to as “Invacare,” the “Company,” “we,” “us,” or “our”) pursuant to the Rule, with respect to the Company and its consolidated entities. “Conflict Minerals” are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”) for the purposes of this assessment. We have adopted a Conflict Minerals Policy which is publicly available on our website at www.invacare.com, under the tab “About Us” / “Corporate Social Responsibility” / “Supply Chain”. The Policy outlines our expectations for our suppliers with respect to partnering with us to comply with the Rule.

Invacare is a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. Invacare’s product lines are classified into the following primary categories: Mobility and Seating, Lifestyle, Continuing Care and Respiratory Therapy. The Company’s products include, among other things, power wheelchairs, custom manual wheelchairs, personal mobility products, seating and positioning products, manual wheelchairs, personal care products, homecare beds, pressure relieving sleep surfaces, patient transport products, non-delivery oxygen products and stationary oxygen concentrators.

Reasonable Country of Origin Inquiry

The Company manufactures its products from components, raw materials and other materials purchased from third party suppliers. These suppliers are located all over the world. The Company utilizes several different supply chains to support its manufacturing operations. In many cases there are numerous upstream layers involved in the Company’s supply chains, with the Company being at a remote distance downstream from the smelter or refinery at which the Conflict Minerals may be processed. We do not purchase any Conflict Minerals directly from miners, smelters or refiners. Therefore, we must rely on our suppliers to provide information about the origin of any Conflict Minerals in our products.

We defined the scope of our due diligence and reasonable country of origin inquiry by focusing on our major suppliers, as well as suppliers that we believed were likely to provide us with components and raw materials containing 3TG (the “Identified Suppliers”).

We contacted the Identified Suppliers and informed them of our Conflict Minerals Policy and our expectations with respect to their participation in our supply chain due diligence. We requested that Identified Suppliers provide information to us regarding materials containing 3TG and the smelters from which the 3TG originated using the template developed by the Electronic Industry Citizenship Coalition® (EICC®) and The Global e-Sustainability Initiative (GeSI), known as the EICC-GeSI Conflict Minerals Reporting Template (the “Template”).

The Company evaluated responses from the Identified Suppliers for plausibility, consistency, and gaps both in terms of which materials or components were stated to contain or not contain Conflict Minerals, as well as the origin of those Conflict Minerals. Some of our suppliers have not yet responded to our inquiries, and many of the responses that we received from the Identified Suppliers were incomplete. The large majority of the responses we received did not specify the smelters or refineries used to produce their materials. We were therefore unable to validate which smelters or refineries were actually the source of materials in our supply chain.

For those suppliers that specified smelters and refineries used to produce their materials, we referenced the names of the smelters or refineries in the responses against the Conflict Free Smelter (CFS) list provided in the Conflict Minerals Template. However, the list provided in the Template was not a comprehensive global list of all conflict free smelters; a certain number of the smelters or refineries referenced in the responses from our suppliers were not listed in the CFS list. Therefore, we were unable to confirm whether those smelters specified by our suppliers, but not included on the CFS list, were considered conflict free smelters.

Utilizing the guidance provided by the Conflict-Free Sourcing Initiative (CFSI), an initiative of EICC and GeSI, the Organization for Economic Co-operation and Development (OECD), and gold pilot implementation programs, we have concluded that our due diligence represents a good faith and reasonable effort to determine the smelters or locations of origin of 3TG in our supply chains.

Due Diligence

Our due diligence measures are intended to conform with the due diligence framework presented by the OECD in the publication OECD (2013) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, OECD Publishing (OECD Guidance).

Establish Strong Company Management Systems

We have established an internal management team to support supply chain due diligence related to 3TG. Our management system includes an executive steering committee and a team of subject matter experts from relevant functions such as global supply chain and engineering. The global supply chain organization is responsible for implementing our Conflict Minerals compliance strategy. The Company’s Conflict Minerals reporting compliance measures are managed at the business unit level where the supplier relationship exists. Each business unit is responsible for managing the Conflict Minerals, if any, provided by its supply base and for identifying, where possible, the supplier of such Conflict Minerals in the Company’s materials or components.

We have communicated our Policy and expectations to our direct suppliers.

Identify and Assess Risks in the Supply Chain

Because of the complexity and size of our supply chain, it is difficult for us to identify the sub-tier companies within the supply chain behind our direct suppliers. Thus, we developed a risk-based approach to our assessment. After analyzing our product components to determine if a component and/or supplier is considered in scope, and the role that suppliers play in our manufacturing and product delivery processes, we defined the scope of our due diligence inquiry by focusing on our major suppliers, as well as suppliers that we believed were likely to provide us with components and raw materials containing 3TG.

By adopting the methodology outlined by the CFSI’s joint industry programs, outreach initiatives and requiring that our suppliers adhere to the same set of standards when reaching out to their own suppliers by using the Template, we believe that the information gathered from our supply chain regarding smelters and refineries represents the most reasonable, known mine of origin information available to us.

Design and Implement a Strategy to Respond to Identified Risks

The Company's Code of Conduct for Suppliers requests that suppliers commit to being or becoming “conflict-free.” Our executive steering committee oversees our due diligence efforts. We have also provided information to certain suppliers to increase their awareness and understanding of the Conflict Minerals regulation and why we must obtain Conflict Minerals information. There have been no instances where it was necessary to implement risk mitigation efforts, temporarily suspend trade or disengage with a supplier.

Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We relied on, and in the future we intend to rely on, independent third party audits of a smelter’s due diligence of its Conflict Minerals supply chain that are conducted by industry initiatives, such as the CFSI, or governments.

Report on Supply Chain Due Diligence

This Conflict Minerals Report constitutes our report on our 3TG due diligence with respect to the year 2017 and is filed with the SEC and posted on our website.

Risk Mitigation and Improvement to Program

The Company expects to continue its Conflict Minerals program to improve its supply chain transparency by continuing to seek accurate and more complete information from its suppliers.

Conclusion

After exercising the reasonable country of origin inquiries and conducting the due diligence described in this report, we have been unable to determine, in all cases, the origin of the Conflict Minerals used in our products containing 3TG.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” and “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.

3